NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 17, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 3, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Virtus Total Return Fund (DCA) and The Zweig Fund, Inc. (ZF) became effective on April 3, 2017. Common Shares of Virtus Total Return Fund (DCA) will be exchanged for shares of The Zweig Fund, Inc. (ZF), (to be renamed Virtus Total Return Fund), with the same aggregate net asset value for each share of Virtus Total Return Fund (DCA) held immediately prior to the Regorganization, less the portion of the costs of the Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 3, 2017.